UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2006
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30733	41-1978822
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

10700 Bren Road West
Minnetonka, Minnesota		55343
(Address of Principal Executive Offices)		(Zip Code)
(952) 930-6000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.01. Completion of Acquisition or Disposition of Assets
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Credit and Guaranty Agreement
Pledge and Security Agreement
Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Financing Statement
Press Release

Item 1.01. Entry into a Material Definitive Agreement
     On June 5, 2006, American Medical Systems Holdings, Inc. (“Holdings”) announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Holdings, Kermit Merger Corporation, a California corporation and an indirect wholly owned subsidiary of Holdings (the “Purchaser”), and Laserscope, a California corporation.
     In connection with its financing for the Laserscope acquisition, on July 20, 2006, American Medical Systems, Inc. (“AMS”), a wholly owned subsidiary of Holdings, entered into a credit and guarantee agreement (the “Credit Agreement”) with CIT Healthcare LLC, as administrative agent and as collateral agent (the “Administrative Agent” or the “Collateral Agent”), CIT Capital Securities LLC, as co-lead arranger and as sole bookrunner, KeyBank National Association, as co-lead arranger and as syndication agent, General Electric Capital Corporation, as documentation agent, and certain lenders from time to time party thereto (the “Lenders”). Holdings and each majority-owned domestic subsidiary of AMS, including Laserscope and its subsidiaries, are parties to the Credit Agreement as guarantors of all of the obligations of AMS arising under the Credit Agreement. The obligations of AMS and each of the guarantors arising under the Credit Agreement are secured by a first priority security interest granted to the Collateral Agent on substantially all of their respective assets, including a mortgage on the AMS facility in Minnetonka, Minnesota.
     The Credit Agreement provides for a $430 million six-year senior secured credit facility which consists of (i) a term loan facility in an aggregate principal amount of $365 million and (ii) a revolving credit facility in an aggregate principal amount of up to $65 million. The revolving credit facility has a $5 million sublimit for the issuance of standby and commercial letters of credit and a $5 million sublimit for swing line loans. Funds are available under the credit facility to (i) fund a portion of the purchase price payable by AMS for the acquisition of Laserscope, (ii) fund ongoing working capital needs of AMS, including future capital expenditures and permitted acquisitions, and (iii) pay fees and expenses related to the senior secured credit facility and the acquisition of Laserscope. As of July 25, 2006, there are $369 million of borrowings outstanding under the Credit Agreement, which consists of the entire $365 million under the term loan facility and $4 million under the revolving credit facility.
     In addition to initial credit facilities fees and reimbursement of Administrative Agent expenses, AMS is obligated to pay (i) a fee based on the total revolving commitments, and (ii) a fee based on the maximum amount available to be drawn under the letters of credit issued under the credit facility, each of which is payable quarterly in arrears to the Administrative Agent for the ratable benefit of each Lender. At the option of AMS, any loan under the Credit Agreement (other than swing line loans) bears interest at a variable rate based on LIBOR or an alternative variable rate based on the greater of the prime rate as quoted in The Wall Street Journal as the prime rate (“Prime Rate”) or the federal funds effective rate plus 1/2 of 1% (“Federal Funds Rate”) plus an applicable margin. The applicable margin for term loans based on LIBOR is 2.25% per annum, while the applicable margin for term loans based on the Prime Rate or the Federal Funds Rate is 1.25% per annum. The applicable margin for loans under the revolving credit facility is determined by reference to AMS’ total leverage ratio, as defined in the Credit Agreement. Interest is payable (a) quarterly in arrears for loans based on the Prime Rate or the Federal Funds Rate and (b) on the last day of the respective interest period for loans based on LIBOR. The term loan will amortize 1% of the initial principal balance in each of the first five years from the closing date and the remaining 95% will amortize in the final year of the term loan. All amortization payments are due and payable by AMS on a quarterly basis. In addition, mandatory prepayments are due under the credit facility equal to (i) 75% of Excess Cash Flow (defined generally as net income, plus depreciation and amortization and other non-cash charges, plus decreases or minus increases in working capital, minus capital expenditures (to the extent not financed) and amortization payments with respect to the term loan, and any other indebtedness permitted under the loan documents) with a step-down of 50% of Excess Cash Flow when the Total Leverage Ratio is less than 4.00 to 1.00, (ii) 100% of the net proceeds of any asset sale (subject to a limited reinvestment option and a $2.5 Million exception), (iii) 100% of the net proceeds of any debt (including convertible securities) or preferred stock issuance, and (iv) 50% of the net proceeds of any other equity issuance. Amounts due under the Credit Agreement may also voluntarily be prepaid without premium or penalty.
     The Credit Agreement contains standard affirmative and negative covenants and other limitations (subject to various carve-outs and baskets) regarding Holdings, AMS, and in some cases, the subsidiaries of AMS. The covenants limit: (a) the making of investments, the amount of capital expenditures, the payment of dividends and other payments with respect to capital, the disposition of material assets other than in the ordinary course of business, and mergers and acquisitions under certain conditions, (b) transactions with affiliates unless such transactions are completed in the ordinary course of business and upon fair and reasonable terms, (c) the incurrence of liens and indebtedness, and (d) substantial changes in the nature of the companies’ business. The Credit Agreement also contains customary events of default, including, payment and covenant defaults and material inaccuracy of representations. The Credit Agreement further permits the taking of customary remedial action upon the occurrence and continuation of an event of default, including the acceleration of obligations then outstanding under the Credit Agreement.
     The Credit Agreement contains customary financial covenants for secured credit facilities, consisting of maximum total and senior debt leverage ratios and minimum interest coverage and fixed charge coverage ratios. The financial covenants adjust from time to time during the term of the Credit Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets
     Pursuant to the Merger Agreement, Purchaser commenced a cash tender offer to acquire all of Laserscope’s common stock, no par value (the “Shares”), at a price of $31.00 per share upon the terms and subject to the conditions disclosed in the Offer to Purchase on Schedule TO (as amended or supplemented from time to time) initially filed by Holdings and Purchaser with the Securities and Exchange Commission on June 14, 2006 (the “Offer”).
     The Offer expired at 12:00 midnight, central time, on July 19, 2006. Based upon information provided by American Stock Transfer & Trust Company, the depositary for the Offer, 21,157,077 Shares were validly tendered and not withdrawn, including 1,353,240 Shares tendered by notice of guaranteed delivery, which represents approximately 92.97% of the “fully diluted” Shares, as defined in the Merger Agreement. A copy of a press release announcing completion of the Offer has been filed as Exhibit 99.1 to this report.
     On July 25, 2006, Purchaser merged with and into Laserscope and Laserscope became an indirect wholly owned subsidiary of Holdings. The Merger was implemented on an expedited basis pursuant to the “short-form” merger procedure available under California law and, following the merger, Laserscope’s common stock ceased to be traded on the Nasdaq Stock Market.
     Holdings, AMS and Purchaser financed the acquisition using proceeds from the public sale of 3-1/4% Convertible Senior Subordinated Notes due in 2036, the credit facility described in Item 1.01 and existing Laserscope cash.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information described under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated herein by this reference.
Item 9.01. Financial Statements and Exhibits
     (a) Financial Statements of Business Acquired.

     The financial statements required by this Item 9.01(a) are not included in this initial report on Form 8-K. The financial statements will be filed by an amendment to this report within 71 calendar days after the date of this initial report.
     (b) Pro Forma Financial Information.
     The pro forma financial information required by this Item 9.01(b) is not included in this initial report on Form 8-K. The pro forma financial information will be filed by an amendment to this report within 71 calendar days after the date of this initial report.
     (d) Exhibits.

Exhibit No.	Description

10.1	Credit and Guaranty Agreement, dated as of July 20, 2006, among American Medical Systems, Inc., as borrower, American Medical Systems Holdings, Inc. and certain of its subsidiaries, as guarantors, CIT Capital Securities LLC, as co-lead arranger and sole bookrunner, KeyBank National Association, as co-lead arranger and syndication agent, CIT Healthcare LLC, as administrative agent and collateral agent, General Electric Capital Corporation, as documentation agent, and various lenders

10.2	Pledge and Security Agreement, dated as of July 20, 2006, between each of the grantors party thereto and CIT Healthcare LLC, as administrative agent and collateral agent

10.3	Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Financing Statement, dated as of July 20, 2006, executed by American Medical Systems, Inc. to and for the benefit of CIT Healthcare LLC, as administrative agent and collateral agent

99.1	Press Release issued by American Medical Systems Holdings, Inc., dated July 20, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
By:	/s/ CARMEN L. DIERSEN
Carmen L. Diersen
Executive Vice President and Chief Financial Officer

Dated: July 26, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit and Guaranty Agreement, dated as of July 20, 2006, among American Medical Systems, Inc., as borrower, American Medical Systems Holdings, Inc. and certain of its subsidiaries, as guarantors, CIT Capital Securities LLC, as co-lead arranger and sole bookrunner, KeyBank National Association, as co-lead arranger and syndication agent, CIT Healthcare LLC, as administrative agent and collateral agent, General Electric Capital Corporation, as documentation agent, and various lenders

10.2	Pledge and Security Agreement, dated as of July 20, 2006, between each of the grantors party thereto and CIT Healthcare LLC, as administrative agent and collateral agent

10.3	Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Financing Statement, dated as of July 20, 2006, executed by American Medical Systems, Inc. to and for the benefit of CIT Healthcare LLC, as administrative agent and collateral agent

99.1	Press Release issued by American Medical Systems Holdings, Inc., dated July 20, 2006.